EXHIBIT 10.19

IDENTICA CORP. PROFESSIONAL SERVICES AGREEMENT

THIS AGREEMENT DATED THE 7TH DAY OF SEPTEMBER, 2005

BETWEEN:

IDENTICA CORP., a corporation formed under the laws of the province of Ontario, and

EROOMSYSTEM TECHNOLOGIES, INC., a corporation formed under the laws of the state of Nevada, United States of America.

WHEREAS eRoomsystems Technologies, Inc. (“eRoom”) has a professional services subsidiary known as eRoomSystem Services, Inc., which is located in Salt Lake City, Utah (“eRoomSystem Services”) and is currently underutilized; and

WHEREAS Identica Corp. (“Identica”) requires the services of such an organization and desires to acquire the assets and assume certain liabilities of eRoomSystem Services; and

WHEREAS eRoom has entered into a number of Hotel Revenue Sharing Lease Agreements (“Hotel Agreements”) with the Hotels listed in Schedule “A” (the “Hotels”) to this Agreement which, among other things, provide financing of certain equipment to store valuables and for the refrigeration and dispensing of beverage and snack food items within the guest rooms of Hotels (“Equipment”) and which Equipment automatically records the sales and usage of merchandise in the Hotels; and

WHEREAS eRoom has ongoing obligations to its customers in accordance with the existing Hotel Agreements.

NOW, THEREFORE, Identica and eRoom (“the Parties”) hereby enter into this Professional Services Agreement to provide the services to Hotels described in the existing Hotels Agreements.

1.

Service

Identica will provide twenty-four (24) hour telephone service and maintenance to help maintain and keep the Equipment in normal working order during the term of the Hotel Agreements. Identica shall provide all necessary parts to service the Equipment for the term of the respective Hotel Agreements; provided, however, that eRoom shall reimburse Identica for the cost of such parts.  Such services shall, at all times, have first priority over any other activities taking place at the Salt Lake City facility.

2.

Maintenance Visits

Pursuant to the Hotel Agreements, Hotels shall continue to provide room and board for the training and service to be provided by the professional services team at no expense to Identica as required under the terms of the Hotel Agreements.

3.

Monitoring Visits

Identica will monitor the operations of the Equipment, and shall make semi-annual visits to the Hotels to provide Hotel staff with additional training, merchandising and operational recommendations and software support.  Pursuant to the Hotel Agreements, the Hotels shall continue to provide room and board for the professional services team for monitoring visits at no expense to Identica, and on an as needed basis.

4.

Software Ownership

The Parties acknowledge that eRoom owns all intellectual property rights in and to the software utilized in the provision of professional services to Hotels, including all enhancements, modification and upgrades thereto. Subject to, and on the terms and conditions hereof and during the term of this Professional Services Agreement as hereinafter described (the “Term”), eRoomSystem Services grants to Identica a non-transferable and non-exclusive license (the “License”) to utilize the software in operating the Equipment for the purpose of supplying professional services to Hotels. The software must be used solely by Identica for this purpose and subject to the limitations provided herein and Identica shall not be entitled to:

a)

Give, deliver, provide access to, or authorize the use of, the software by any person other than authorized employees or consultants of Identica; or

b)

Give, sell, assign or grant any rights with respect to the software to any person, corporation, partnership, third party entity without the express written consent of eRoom.  Identica may not assign the License without the prior written consent of eRoom, which consent may be withheld.

c)

Identica may only assign the License to a person, firm, company, partnership or corporation that acquires Identica by means of a merger, consolidation or acquisition of all or substantially all of the property and assets of Identica, or a wholly owned subsidiary of Identica.

d)

eRoom retains exclusive title to, any and all ownership in, the software, and all copies thereof, regardless of the form or medium in which the original or any copies thereof may exist.  All rights with respect to the software not expressly granted to Identica hereunder are reserved to eRoom.  The License does not grant Identica any right, claim, title to or ownership interest in the software, any trade secret, patent, copyright, trade name, trademark or other proprietary right owned, applied for or subsequently acquired by eRoom.

e)

Identica agrees that the software will be used by Identica solely at its address(es) or at Hotels, subject to the terms of the Hotel Agreements, and solely for the operation of the Equipment.  Any modification, enhancement, change in or addition to the software made by Identica, Hotels or otherwise, shall be and remain the sole and exclusive property of eRoom.

f)

Identica agrees that the software and related materials contain proprietary information and trade secrets of eRoom (the “Confidential Information”).  Identica agrees that it will authorize and permit the use of the software and Confidential Information by its employees and consultants solely for the purpose and in accordance with the provisions hereof, and will not disclose, authorize or permit disclosure by its employees and consultants of the Confidential Information to any person or entity other than Identica’s authorized employees or consultants.

g)

The Term of this License shall be for the period of time in which Identica continuously uses the Equipment to provide professional services to Hotels in accordance with the terms and conditions of this Professional Services Agreement, and shall be co-terminus with the Professional Services Agreement.  Upon the end of the Term, Identica shall return the software, including all enhancements, source codes, documentation and copies, to eRoom.

h)

All copyright, patent, trade secret, trademark, Confidential Information and other intellectual proprietary rights in the software are, and shall remain, the exclusive property of eRoom. Identica agrees not to disclose any of the software to any third party; reproduce, transfer, or distribute the software or related documents to any third party without the expressed written consent of eRoom.  In addition, all data and information collected by or residing in the Equipment, at all times during the Term and thereafter, are the property of eRoom. Identica shall be solely responsible for the actions of its employees, and consultants with respect to the software.

5.

Service Fees and Costs.

a)

eRoom shall pay to Identica a fee for the professional services to be rendered by it, as well as parts for Equipment provided by Identica pursuant to this Professional Services Agreement, in the amount of $0.50 per month (the “Service Payment”) per guest room at Hotel’s where the Equipment is located and is subject to an existing and outstanding Hotel Agreement (the “Guest Rooms”). The Service Payment may be increased by a cost of living adjustment (“COLA”) annually on the anniversary of the Professional Services Agreement by written notice provided to eRoom.  The Service Payment shall be made monthly in advance. The total monthly Service Payment will be calculated by multiplying the number of Guest Rooms times $0.50.  The Service Payments will commence on the 1st day of the 6th month of this Agreement.  Prior to that date, eRoom shall pay to Identica the exact cost of the facility, consulting fees and travel expenses of the Salt Lake City location, including wages and fees paid to existing consultants currently utilized at that facility, less $7,000 per month.  Any travel expenses and other expenses not related to the provision of professional services to Hotels shall be the responsibility of Identica.  Identica shall invoice an estimated amount for the first month payment due hereunder, based upon the last three month’s average expense for the facility, and shall adjust the second month payment due hereunder based upon actual expenditures directly incurred during the first month payment period.

b)

eRoom shall reimburse Identica, at cost, for any parts purchased to maintain the operability of the Equipment.  Identica shall invoice eRoom for such costs on a monthly basis, and eRoom shall pay such invoices within fifteen (15) days of receipt.

6.

Term of Maintenance Agreement.

This Professional Services Agreement shall become effective on the date of execution and shall remain in force and effect until all existing Hotel Agreements have expired or been terminated by eRoom. eRoom shall have the right to terminate the Professional Services Agreement upon providing 45 days advance notice.

7.

Notice.

All notice or other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered personally, (ii) mailed, postage prepaid, or (iii) faxed and a copy mailed to the parties, as follows:

TO:

Identica Corp.

130 Bridgeland Avenue, Suite 100

Toronto, Ontario Canada

M6A 1Z4

TEL: 416-640-0681 X302

FAX: 416-780-9652

Attention: Corporate Secretary

TO:

eRoomsystem Technologies, Inc.

1072 Madison Avenue

Lakewood, NJ

08701

TEL: 732-730-0116

FAX: 732-810-0380

Attention: Chief Executive Officer

8.

Miscellaneous Provisions.

The following miscellaneous provisions are an integral part of this Maintenance Agreement:

a)

Binding Obligation.  This Professional Services Agreement shall inure to the benefit of and constitute a binding obligation upon the contracting parties, their respective heirs, legal representatives and permitted assigns.

b)

Modifications.  This Professional Agreement may not be modified except by an instrument in writing signed by the parties hereto.

c)

Headings. The headings used in this Professional Services Agreement are for reference purposes only and shall not be deemed to limit or affect in any way, the meaning or interpretation of any of the terms or provisions of this Professional Services Agreement.

d)

Severability.  The provisions of this Professional Services Agreement are severable, and should any provision hereof be void, voidable, unenforceable, or invalid, such a void, voidable, unenforceable or invalid provision shall not affect any other provision of this Professional Services Agreement.

e)

Waiver.  Any waiver by any party hereto of any breach of this Professional Services Agreement of any kind or character whatsoever by the other party, whether such waiver is direct or implied, shall not be construed as a continuing waiver or consent to any subsequent breach of this Professional Services Agreement on the part of the other party.

f)

Applicable Law, Jurisdiction and Venue.  This Professional Services Agreement shall be governed by, and construed in accordance with, the laws of the state of Nevada, without regard to principles of conflicts of law.  Identica and eRoom hereby consent to jurisdiction and venue in any state or federal court in the state of Nevada and hereby waive any objections that jurisdiction or venue in any such court is not proper.

g)

Attorneys' Fees.  In the event any action or proceeding is brought by any party under this Professional Services Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs of court from the non-prevailing party.

h)

Counterparts.  This Professional Services Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

i)

Confidentiality.  The terms of this Professional Services Agreement shall be confidential, excluding mandatory filings required with the United States Securities and Exchange Commission, and neither party shall reveal to any person, hotel, or other entity the terms hereof, except as necessary to enforce its terms, without the prior written consent of the other party.

j)

Jurisdiction and Venue. This Professional Services Agreement will be governed by and interpreted pursuant to the laws of the State of Nevada. The parties agree any action to enforce any provision of this Professional Services Agreement shall be brought in Las Vegas, Nevada.

IN WITNESS WHEREOF, the parties hereto have executed this Professional Services Agreement the day and the year first named above.

eRoomSystem Technologies, Inc.

By:

David Gestetner

____________________________________

Name

 /s/ David Gestetner

Signature

Identica Corp.

By:

Terry Wheeler

____________________________________

Name

/s/ Terry Wheeler

Signature

SCHEDULE A

LIST OF HOTELS  and CONTRACT EXPIRY

List of Current Hotels	# of Rooms	Contract Expiry
Best Western,Kelowna,BC	68	5/31/2007
Crowne Plaza,Garden Grove,CA	380	5/31/2008
DoubleTree,Boston, MA	268	5/31/2008
DoubleTree,Denver, CO	62	No term
Hilton,Post Oak,TX	449	9/30/2007
DoubleTree, Miami, FL	152	12/31/2006
DoubleTree,NY,NY	460	11/30/2007
DoubleTree, Rosemont,IL	369	No term
Embassy Suites,NY,NY	463	12/31/2007
Hotel 71, Chicago, IL	454	9/30/2009
Holiday Inn,Hendersonville,TN	63	3/31/2008
Hilton, NY,NY	442	5/31/2007
Hotel Lusso,Spokane,WA	48	12/31/2006
Marriott Brooklyn	374	No term
Marriott,Baltimore,MD	521	5/31/2008
Marriott,Buffalo,NY	356	10/31/2009
Marriott,Key Largo,FL	153	1/31/2006
Marriott Suites,Las Vegas,NV	283	7/31/2009
JW Marriott,Miami,FL	286	9/20/2007
Marriott Financial,NY,NY	504	2/28/2007
JW Marriott,Washington,DC	772	1/31/2006
Martinique on Broadway, NY	530	12/31/2006
Pechanga,Temecula,CA	501	11/30/2008
Palms,Las Vegas,NV	447	11/30/2008
Radisson, San Diego,CA	180	6/30/2008
Renaissance Hollywood,CA	635	12/23/2006
Wyndham, Little Rock, AR	219	5/31/2006
Wyndham,Nassau,Bahamas	817	5/31/2007
	10,256

Please note 135 days written notice is required for termination of agreement.
As of 9/7/05, we have received notice of termination from the Marriot Key Largo only.

            eRoomSystem Services, Inc.

Identica Corp.

SCHEDULE D

PROFESSIONAL SERVICES AND SUPPORT AGREEMENT

          Initial(s) _______  Initial(s) _______